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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-65211


                                   PROSPECTUS

                        NEW PLAN EXCEL REALTY TRUST, INC.

                        10,000,000 SHARES OF COMMON STOCK

                  DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

We have amended our Dividend Reinvestment and Share Purchase Plan. The amended plan is described below.

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HIGHLIGHTS OF THE PLAN:

- You can reinvest your dividends in additional shares of our common stock and you can purchase additional shares of our common stock with optional cash payments.

- The purchase price for shares purchased through the plan will be 100% of the market price, with New Plan Excel paying any applicable brokerage commissions or sales fees. In the future, we may, in our sole discretion, offer a discount of up to 5% of the market price (inclusive of any applicable brokerage commissions or sales fees) on purchases of shares of common stock under the plan. We may implement, change or discontinue any discount as often as each quarter. If you wish to find out at any time whether we are then offering a discount under the plan, you may call our Corporate Communications Department at (212) 869-3000.

-    You pay for your shares by:

     - automatically reinvesting all or a part of the dividends on your shares of our common stock; or

     - making optional cash payments of not less than $100 per investment or more than $20,000 per quarter; or

     -    a combination of these payment methods.

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HOW TO ENROLL:

- If you are already enrolled in the plan, then you do not need to do anything, and you will continue to be enrolled in the plan.

- If you are not enrolled in the plan, and you are a current stockholder of New Plan Excel, then you can enroll in the plan by completing an authorization form.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our common stock is listed on the New York Stock Exchange under the symbol "NXL". Our principal executive offices are located at 1120 Avenue of the Americas, New York, New York 10036; (212) 869-3000.


                                 April 18, 2000


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                               SUMMARY OF THE PLAN

       The following summary of our Dividend Reinvestment and Share Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus, beginning on page 4, before you decide to participate.

ENROLLMENT:           You may participate in the plan if you own shares of our
                      common stock, either in your own name or through a broker or other nominee. If you hold shares in your own name, you may enroll by submitting a completed authorization form.
                      You may obtain an authorization form from our dividend reinvestment agent. If you hold your shares in "street name" through a broker or other nominee, you will need to make arrangements with the broker or nominee to participate in the plan. If you are already enrolled in the plan, then you need not do anything to remain enrolled in the plan. Please see Question 6 for more detailed information.

REINVESTMENT OF       You can reinvest your cash dividends on all or a portion
DIVIDENDS:            of your common stock. The reinvestment of cash dividends
                      in additional shares of common stock is not subject to a maximum limit. Please see Question 6 for more detailed information.

OPTIONAL CASH         You can buy additional shares of common stock by making
INVESTMENTS:          cash payments to the plan. You can invest a minimum of
                      $100 per investment and a maximum of $20,000 in any one quarter. Under some circumstances, we may, in our sole discretion, approve a written request to waive the $20,000 per quarter maximum amount. Optional cash investments of less than $100 per investment, and that portion of any optional cash investment that exceeds $20,000 per quarter
                      (unless the limit has been waived), will be returned to you without interest. Please see Questions 6 and 8 for more detailed information.

SOURCE OF SHARES:     Our dividend reinvestment agent will purchase shares of
                      our common stock directly from us as newly issued shares of common stock, in the open market or in privately negotiated transactions with third parties. Please see
                      Question 9 for more detailed information.

PURCHASE PRICE:       The purchase price for shares of our common stock that the agent purchases under the plan, whether directly from us, in the open market or in privately negotiated transactions, will equal 100% of the "market price" of the shares purchased. We may in the future, in our sole discretion, offer a discount of up to 5% off the market price on purchases of common stock under the plan
                      (inclusive of any applicable brokerage commissions or purchase fees), and we may, in our sole discretion, change or discontinue such a discount at any time without notice.
                      Any discount offered may, in our sole discretion, be applied to dividend reinvestment only, optional cash investments only, or both. Please see Question 11 for more detailed information.

                      The "market price" for shares purchased in the open market or in privately negotiated transactions will be the actual price paid for the shares purchased. Your purchase price will depend on whether we are then offering a discount on shares purchased under the plan. If no discount is applicable to the purchases, your purchase price will be the actual price paid for the shares purchased, and we will pay all brokerage commissions and sales fees. We may in the future, in our sole discretion, offer a discount on shares purchased in the open market or in privately negotiated transactions. In that case, we will provide to the agent sufficient funds to effect the discount, and the agent will then use the funds contributed by participants and the funds contributed by us to purchase shares of common stock at prevailing market prices. We may or may not pay the brokerage commissions and purchase fees incurred in these transactions. Please see Question 11 for more detailed information.

                      The "market price" for shares purchased directly from us will be the greater of

                      - the average closing price of the common stock on the New York Stock Exchange on each of the five trading days immediately preceding the investment date; or



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                      -    95% of the closing price of the common stock on the
                           New York Stock Exchange on the investment date.


TRACKING YOUR         You will receive periodic statements of the transactions
INVESTMENTS:          made in your plan account. These statements will provide
                      you with details of the transactions and will indicate the share balance in your plan account. Please see Question 15 for more detailed information.

DIVIDEND REINVESTMENT Fleet National Bank c/o EquiServe will serve as the
AGENT: dividend reinvestment agent. You should send all correspondence to the agent to: New Plan Excel Realty Trust, Inc. c/o EquiServe Automatic Dividend Reinvestment Unit, P.O. Box 8040, Boston, MA 02266-8040. You may call the agent at (800) 730-6001. Please see Question 4 for more detailed information.



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               INFORMATION ABOUT NEW PLAN EXCEL REALTY TRUST, INC.

       We are a real estate investment trust, or REIT. We are one of the nation's largest real estate companies, focusing on the ownership, management, acquisition, development and redevelopment of community and neighborhood shopping centers and garden apartment communities.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, among other things, future economic performance, our payment of dividends, our plans and objectives for future operations and projections of revenue and other financial items, and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," or "continue" or similar words. The cautionary statements incorporated by reference from our Annual Report on Form 10-K under the subcaption "Risk Factors," and other similar statements contained in this prospectus and any accompanying prospectus supplement, identify important factors with respect to the forward-looking statements, including risks and uncertainties, which could cause actual results to differ materially from those indicated by the forward-looking statements.

                        TERMS AND CONDITIONS OF THE PLAN

       The following constitutes our Dividend Reinvestment and Share Purchase Plan, as in effect beginning April 18, 2000. All references in this prospectus to "common stock" refer to our common stock, par value $.01 per share.

PURPOSE

1.     WHAT IS THE PURPOSE OF THE PLAN?

       The primary purpose of the plan is to give holders of our common stock a convenient and economical way to purchase additional shares of common stock, by reinvesting all or a portion of their cash dividends in common stock and by contributing optional cash payments to the plan. A secondary purpose of the plan is to give us the ability to raise capital by selling newly issued shares of common stock under the plan.

PARTICIPATION OPTIONS

2.     WHAT ARE MY INVESTMENT OPTIONS UNDER THE PLAN?

       Once enrolled in the plan, you may buy shares of common stock through any of the following options:

       - FULL DIVIDEND REINVESTMENT. You may reinvest cash dividends paid on all of your shares of common stock to purchase additional shares of common stock. This option also permits you to make optional cash investments of not less than $100 per investment or more than $20,000 per quarter to buy additional shares of common stock.

       - PARTIAL DIVIDEND REINVESTMENT. You may reinvest cash dividends paid on a specified whole number of your shares of common stock to purchase additional shares of common stock. This option also permits you to make optional cash investments of not less than $100 per investment or more than $20,000 per quarter to buy additional shares of common stock.

       - OPTIONAL CASH PAYMENTS. You may make optional cash investments of not less than $100 per investment or more than $20,000 per quarter to buy additional shares of common stock, without reinvesting any cash dividends on shares of common stock held by you.

       As a participant in the plan under any of the foregoing options, you may request, and in some instances we may approve, a waiver permitting you to make optional cash investments in an amount greater than $20,000 per quarter. See Question 8 for more information about how to request a waiver.



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BENEFITS AND DISADVANTAGES

3.     WHAT ARE THE BENEFITS AND DISADVANTAGES OF PARTICIPATION IN THE PLAN?

BENEFITS

       Participation in the plan offers the following benefits:

       - There are no costs associated with the plan that you must pay, except for (1) costs related to your voluntary sale of common stock you hold pursuant to the plan and (2) certain brokerage commissions and sales fees you may need to pay if we offer shares at a discount and decide to purchase those shares in the open market. Therefore, except in limited circumstances, you will not pay brokerage commissions or sales fees to purchase shares of common stock through the plan. See Question 19 for more information about when you may be required to pay brokerage commissions or sales fees.

       - The price of shares of common stock purchased under the plan may from time to time reflect a discount of up to 5% from the market price, calculated as described in Question 11.

       - You will enjoy the convenience of having all or a portion of your cash dividends automatically reinvested in additional shares of common stock. Since the agent will credit fractional shares of common stock to your plan account, you will receive full investment of your dividends and optional cash investments.

       - You will have the option of having your share certificates held for safekeeping by the agent, insuring your protection against loss, theft or destruction of the certificates representing your shares of common stock.

       - You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including purchases, sales and latest balances.

       - You will have the flexibility of making optional cash investments of not less than $100 per investment or more than $20,000 in any one quarter to buy additional shares of common stock. You may make these optional cash investments on a regular or occasional basis.

       - At any time, you may direct the agent to sell or deliver to you all or a portion of the shares of common stock held in your plan account.

DISADVANTAGES

       Before deciding whether to participate in the plan, you should consider the following disadvantages of participation:

       - If we offer a discount on purchases under the plan, we may, in our sole discretion, reduce or discontinue the discount at any time without notice.

       - Your reinvestment of cash dividends will not prevent your being treated for federal income tax purposes as having received a dividend on the dividend payment date, to the extent of our earnings and profits. The dividend may give rise to a liability for the payment of income tax without providing you with cash to pay the tax when it becomes due.

       - You may not know the actual number of shares of common stock that the agent buys for your account until after the applicable "investment date," as we define that term in Question 10.

       - Because shares purchased directly from us generally will be priced on the basis of the average closing price of the common stock on the five preceding trading days (less any applicable discount), the price paid for the shares of common stock on an investment date may be greater than the price at which shares of common stock are trading on that day.

       - Sales of shares of common stock held in your plan account may be delayed.



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       -      You will pay brokerage commissions and sales fees on the sale of shares of common stock accumulated in your plan account.

       - If we offer a discount on shares purchased in the open market, you may pay brokerage commissions and sales fees on these purchases in some circumstances. See Question 19 for more information about these commissions and fees.

       - We will not pay interest on funds that we hold pending reinvestment or investment.

       - You may not pledge shares of common stock deposited in your plan account unless you withdraw the shares from the plan.

ADMINISTRATION

4.     WHO ADMINISTERS THE PLAN?

       We administer the plan either alone or together with a dividend reinvestment agent. Currently, Fleet National Bank, c/o EquiServe acts as our agent. The agent keeps records and sends statements of account to participants. The agent buys and sells, on your behalf, all shares of common stock under the plan.

You should direct all correspondence to the agent to:

                        New Plan Excel Realty Trust, Inc.
                                  c/o EquiServe
                      Automatic Dividend Reinvestment Unit
                                  P.O. Box 8040
                              Boston, MA 02266-8040
                            Telephone: (800) 730-6001

       We may replace the agent at any time, and the agent may resign at any time. In either case, we will notify you of the change and the identity of any successor agent we appoint.

PARTICIPATION

5.     WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

       Participation in the plan is limited to owners of our common stock. Generally, stockholders may participate in the plan whether they are a "record owner" or a "beneficial owner" of common stock. You are a record owner if you own shares of common stock that are registered in your name with our transfer agent. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own. For example, you are a beneficial owner if you own shares held in the name of a broker, bank or other nominee. If you are a record owner, you may participate directly in the plan. If you are a beneficial owner, you must either (1) become a record owner by having one or more shares transferred into your own name or (2) coordinate your participation in the plan through the broker, bank or other nominee in whose name your shares of common stock are held.

       If you participate in an employee benefits plan of ours or any of our subsidiaries, we may permit you to participate in the plan on terms established under the employee benefit plan, even if you are not a holder of record of shares of common stock. If you wish to participate in the plan through shares held in an employee benefit plan, you should get in touch with the administrator of such plan to determine whether you may do so.

       FOREIGN LAW RESTRICTIONS. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

       EXCLUSION FROM PLAN FOR SHORT-TERM TRADING OR OTHER PRACTICES. You may not participate in the plan to engage in short-term trading activities that could change the normal trading volume of the shares of common stock. If you do engage in short-term



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trading activities, we may deny, modify, suspend or terminate your participation in the plan. We reserve the right to deny, modify, suspend or terminate your participation in the plan, in our sole discretion, in order to eliminate practices which are not consistent with the purposes or operation of the plan, which adversely affect the price of the shares of common stock or for any other reason.

ENROLLMENT

6.     HOW DO I ENROLL IN THE PLAN?

       If you are eligible to participate in the plan, you may join the plan at any time. Once you enroll in the plan, you will remain enrolled until you withdraw from the plan, we terminate the plan or we terminate your participation in the plan.

       THE AUTHORIZATION FORM. If you are a record owner of common stock, you may enroll in the plan by completing an authorization form and mailing it to the agent at the address set forth in Question 4. If your shares of common stock are registered in more than one name, such as joint tenants or trustees, all registered holders must sign the authorization form. You may obtain an authorization form at any time, without charge, by contacting the agent at 1-800-730-6001.

       If your shares of common stock are registered in some other person's name, for instance, in the name of a broker, bank or other nominee, then to enroll in the plan you must either:

       -      arrange participation through that other person, or

       -      have at least one of your shares transferred into your own name.

       We may refuse to permit a broker, bank nominee or other record holder to participate in the plan if such participation would, in our judgment, result in excessive cost or burden to us.

       CHOOSING YOUR INVESTMENT OPTION. When completing the authorization form, you should choose one of the three investment options discussed in Question 2, which are:

       - "Full Dividend Reinvestment"--This option directs the agent to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in additional shares of common stock. This option also permits you to make optional cash investments of not less than $100 per investment or more than $20,000 per quarter to buy additional shares of common stock.

       - "Partial Dividend Reinvestment"--This option directs the agent to reinvest cash dividends paid on a specified number of shares of common stock then owned by you in shares of common stock. We will continue to pay you cash dividends, when and if declared by our board of directors, on the remaining shares of common stock owned by you then or in the future, unless you designate those shares for reinvestment pursuant to the plan. This option also permits you to make optional cash investments of not less than $100 per investment or more than $20,000 per quarter to buy additional shares of common stock.

       - "Optional Cash Payments"--This option permits you to make optional cash investments of not less than $100 per investment or more than $20,000 per quarter to buy additional shares of common stock, without reinvesting any cash dividends on shares of common stock held by you. We will continue to pay you cash dividends, when and if declared by our board of directors, on the shares of common stock owned by you then or in the future, unless you designate those shares for reinvestment pursuant to the plan.

       You should choose your investment option by checking the appropriate box on the authorization form. If you sign and return an authorization form without checking an option, the agent will choose the "Full Dividend Reinvestment" option, provided that you are the record owner of at least one share of common stock.

       CHANGING YOUR INVESTMENT OPTION. You may change your investment option by contacting the agent. The agent must receive any change at least four business days before the record date for a dividend payment in order for the change to become effective for that dividend payment. The agent also must receive any change in the number of shares of common stock that you have designated for partial dividend reinvestment at least three business days before the record date for a dividend payment in order for the change to become effective for that dividend payment.




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7.     WHEN WILL MY PARTICIPATION IN THE PLAN BEGIN?

       The date on which the agent receives your properly completed authorization form, from you or through your broker or other nominee, will determine the date on which purchases of shares of common stock for your account may begin. If you choose either the full or partial dividend reinvestment option, the agent will begin to reinvest dividends on the investment date after receipt of your authorization form, provided the agent receives the authorization form at least four business days before the record date for that dividend payment. Please see Question 10 for more information about the timing of investment dates.

       If you choose the optional cash payments option and wish to invest $20,000 or less in any one quarter, the agent will purchase shares of common stock for you on the investment date after receipt of both your authorization form and the funds to be invested, provided that the agent receives the authorization form and funds (1) on or before the close of business on the second business day immediately preceding the next investment date and (2) no earlier than 30 days prior to the next investment date. The agent may not hold any optional cash payment for more than 30 days. Accordingly, if the agent receives your optional cash payment more than 30 days prior to the next investment date, the agent will return your funds to you, without interest. You may, of course, resubmit the funds within 30 days prior to the next investment date, so long as your funds are received by the agent at least two business days prior to the next investment date. Please see Question 8 if you wish to invest more than $20,000 in any one quarter, and please see Question 10 for more information about the timing of investment dates.

OPTIONAL CASH INVESTMENTS

8.     HOW DO I MAKE OPTIONAL CASH INVESTMENTS?

       You may make optional cash investments at any time if you are enrolled in the plan.

       To make an optional cash payment, make checks payable to EquiServe drawn against a U.S. bank and payable in U.S. dollars. You must mail this payment to New Plan Excel Realty Trust, Inc. c/o EquiServe, Automatic Dividend Reinvestment Unit, P.O. Box 8040, Boston, MA 02266-8040. Payments delivered to any other address may not be processed.

       Optional cash payments may not be less than $100 per investment or more than $20,000 total per quarter. If you wish to make an optional cash investment in excess of $20,000 for any quarter, you must obtain our prior written approval by submitting a request for waiver. To obtain a request for waiver form, please call the Corporate Communications Department at (212) 869-3000. We have the sole discretion to approve or refuse any request to make an optional cash investment in excess of the $20,000 quarterly limit. Waivers will be granted on a case-by-case basis, and our granting of a waiver to any stockholder will not bind us to grant a future waiver to that stockholder or any other stockholder.

       The agent will hold for investment, without interest, all optional cash payments that it receives on or before the second business day preceding an investment date, so long as the funds are not received more than 30 days before the next investment date. If funds are received by the agent more than 30 days before the next investment date, the agent will return the funds to you, without interest.

       REFUNDS OF UNINVESTED OPTIONAL CASH INVESTMENTS. If you wish to obtain a refund of optional cash payments that the agent has not yet invested, you must send a written request to the agent at the address set forth in Question 4. The agent must receive your request no later than five business days prior to the investment date in order to refund your money.

       NO INTEREST ON OPTIONAL CASH INVESTMENTS. You will not earn interest on optional cash payments held pending investment. We therefore suggest that you time the submission of any optional cash payments that you wish to make to reach the agent as close as possible to the second business day preceding the next investment date. You should contact the agent if you have any questions regarding these dates.

       RETURNED CHECKS FOR INSUFFICIENT FUNDS. In the event that any check is returned unpaid for any reason, the agent will consider the request for investment of the money null and void and will immediately remove from the participant's account any shares of common stock purchased upon the prior credit of the money. The agent will be entitled to sell these shares of common stock to satisfy any uncollected amounts. If the net proceeds of the sale of the shares of common stock are insufficient to satisfy the balance of the uncollected amounts, the agent will be entitled to sell additional shares of common stock from the participant's account to satisfy the uncollected balance. A $25.00 fee will be charged for any check returned unpaid.



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PURCHASES

9.     FROM WHOM DOES THE AGENT PURCHASE SHARES ON BEHALF OF THE PLAN?

       The agent will use all dividends reinvested through the plan and all optional cash investments to buy shares of common stock directly from us, in the open market or in privately negotiated transactions with third parties, or a combination of the three, at our discretion. We may not change our determination that shares of common stock will be purchased for the plan in the open market or from us more than once in any three month period, and any such change must be based on a determination by our board of directors or our chief financial officer that our need to raise additional capital has changed or that there is another valid reason for changing the source of common stock purchased under the plan. We may change the source of the shares of common stock for the plan without providing you notice that we are doing so. Common stock purchased directly from us will consist of newly issued shares of common stock.

10.    WHEN WILL MY FUNDS BE USED TO PURCHASE COMMON STOCK FOR MY ACCOUNT?

       When the agent purchases shares of common stock from us, the purchases will be made on the day that we pay a cash dividend, which we refer to as the "investment date". We anticipate that we will normally pay dividends on or about January 15, April 15, July 15 and October 15 of each year. Also, we anticipate that the record dates for these dividends will normally occur on or about January 1, April 1, July 1 and October 1. We cannot assure you that we will pay dividends according to this schedule in the future, or at all, and nothing contained in the plan obligates us to do so.

       When the agent buys shares of common stock for the plan through open market or privately negotiated transactions, whether with reinvested dividends or optional cash investments, the agent will effect the purchases as soon as is practical on or after the applicable investment date, and in all events within 30 days after the investment date. Neither we nor the agent will be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the agent from buying shares of common stock or interfere with the timing of purchases.

11.    HOW WILL THE PRICE OF COMMON STOCK PURCHASED FOR MY ACCOUNT BE
       DETERMINED?

       PRICE OF COMMON STOCK PURCHASED FROM US. If the agent purchases common stock directly from us, the agent will pay a price per share equal to 100% of the average of the closing sale price of the common stock as reported on the New York Stock Exchange for each of the five trading days, that is, days on which the New York Stock Exchange is open for trading, immediately preceding the applicable investment date (subject to our offering a discount from time to time of up to 5%), provided that, due to IRS rules applicable to REITs, in no event will the price per share of common stock be less than 95% of the closing price of the common stock as reported on the New York Stock Exchange on the applicable investment date. If there are no sales of common stock on one or more of the five trading days prior to the date of purchase, the average will be based on the closing sale prices on those days within the five trading day period on which shares of the common stock do trade.

       PRICE OF COMMON STOCK PURCHASED IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED TRANSACTIONS. If the agent purchases shares of common stock in the open market or in privately negotiated transactions, your purchase price per share will be the weighted average purchase price per share paid by the agent for all of the shares purchased. In determining the weighted average purchase price, we may aggregate purchases made for both dividend reinvestment and optional cash purchases, or make independent calculations, in our sole discretion. If no discount is then being offered on shares purchased under the plan, we will pay all brokerage commissions or other fees or charges paid by the agent in connection with the purchases. If in the future we offer a discount on shares purchased in the open market or in privately negotiated transactions, you may be required to pay your pro rata share of brokerage commissions or other fees or charges paid by the agent. Accordingly, the discount may be applied to the actual price paid for the shares purchased, inclusive of brokerage commissions and other fees or charges. Any discount offered may, in our sole discretion, be applied to dividend reinvestment only, optional cash investments only, or both.

       NUMBER OF SHARES TO BE PURCHASED. As of any investment date, the agent will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you divided by the applicable purchase price. If you elect to participate in the plan by reinvesting all or part of your dividends, the agent will invest for you the total dollar amount of (1) the dividend on all shares of common stock, including fractional shares, held in your plan account for which you have requested dividend reinvestment and (2) any optional cash investments to be made for your account as of that investment date. If you elect to make only optional cash investments, the agent will invest for you the total dollar amount of your optional cash payments as of that investment date.



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



       AGENT'S CONTROL OF PURCHASE TERMS. With respect to the agent's purchases of shares in the open market or in privately negotiated transactions, the agent, or a broker that the agent selects, will determine the following:

       -      the exact timing of purchases;

       - the number of shares of common stock, if any, that the agent purchases on any one day or at any time that day;

       -      the prices that the agent pays for the stock;

       -      the markets on which the agent makes the purchases; and

       - the persons, including brokers and dealers, from or through which the agent makes the purchases.

       COMMINGLING OF FUNDS. When making purchases for an account under the plan, we or the agent may commingle your funds with those of other investors participating in the plan.

12.    MAY I HAVE MORE THAN ONE ACCOUNT?

       For purposes of the plan, we may aggregate all plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each account would be consistent with the purposes of the plan, we will have the right to aggregate all the accounts and to return, without interest, within 35 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all the accounts.

CERTIFICATES

13.    WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

       SAFEKEEPING OF CERTIFICATES. Unless your shares are held by a broker, bank or other nominee, we will register shares purchased for your account under the plan in your name. The agent will credit the shares of common stock to your plan account in "book-entry" form. This service protects against the loss, theft or destruction of certificates evidencing your shares of common stock.

       You also may send to the agent for safekeeping all certificates for shares of common stock that you hold. The agent will credit the shares of common stock represented by the certificates to your account in "book-entry" form and will combine the shares with any whole and fractional shares then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the plan. See Question 14 to learn how to sell your shares of common stock under the plan.

       You may deposit certificates for shares of common stock into your account regardless of whether you have previously authorized reinvestment of dividends. THE AGENT AUTOMATICALLY WILL REINVEST ALL DIVIDENDS ON ANY SHARES OF COMMON STOCK REPRESENTED BY CERTIFICATES DEPOSITED IN ACCORDANCE WITH THE PLAN, UNLESS YOU SPECIFY OTHERWISE.

       To deposit certificates for safekeeping under the plan, you should contact the agent at the address specified in Question 4.

       ISSUANCE OF CERTIFICATES. You may withdraw any shares of common stock deposited for safekeeping by mailing a written request to the agent. Upon your written request to the agent, or upon our termination of the plan or your participation in the plan, the agent will issue and deliver to you certificates for all whole shares of common stock credited to your plan account. The agent will not issue certificates for fractional shares of common stock but will issue a check representing the value of any fractional shares based on the then current market price. The agent will handle the request at no cost to you. The agent will continue to credit any remaining whole or fractional shares of common stock to your account.

       EFFECT OF REQUESTING CERTIFICATES IN YOUR NAME. If you request a certificate for whole shares of common stock held in your account, either of the following may occur:

       - If you maintain an account for reinvestment of dividends, the agent will continue to reinvest all dividends on the shares for which you requested a certificate so long as the shares remain registered in your name; or

       - If you maintain an account only for optional cash investments, then the agent will not reinvest dividends on shares for which you requested a certificate unless and until you submit an authorization form to authorize reinvestment of dividends on the shares registered in your name.

       TRANSFER RESTRICTIONS. You may not pledge, sell or otherwise transfer shares of common stock credited to your plan account, except that you may sell shares through the agent as described in Question 14. If you wish to pledge the shares of common stock, or to sell or transfer them other than as described in Question 14, you must first request that we issue a certificate for the shares in your name.

SALE OF SHARES

14.    HOW DO I SELL SHARES?

       SALE OF SHARES HELD IN YOUR ACCOUNT. You may contact the agent to sell all or any part of the common stock held in your plan account. Within seven days after receipt of your written request, the agent will place an order to sell the shares through a broker or dealer selected by the agent. You will not be able to direct the date or sales price at which the shares will be sold. The agent will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes.

       If you sell only a portion of the shares in your plan account, you (1) will remain a participant in the plan and (2) may continue to reinvest dividends under the plan, provided that you hold of record at least one share of common stock. The agent will continue to reinvest the dividends on the shares credited to your account unless you notify the agent that you wish to withdraw from the plan.

       COSTS OF SELLING SHARES. The plan requires you to pay all costs associated with the sale of your shares under the plan. A $15.00 service charge and a historical service fee of $.15 per share, which includes brokerage commissions, will be deducted from your sale proceeds.

       SALE OF FRACTIONAL SHARES HELD IN YOUR ACCOUNT. The agent will not pay cash in respect of any fractional share unless you request that the agent sell all shares held in your account.

       TERMINATION OF YOUR ACCOUNT UPON SALE OF ALL SHARES. If the agent sells all shares held in your plan account, the agent will automatically terminate your account.

REPORTS

15.    HOW WILL I KEEP TRACK OF MY INVESTMENTS?

       Each time the agent makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the agent will send you a detailed statement that will provide the following information with respect to your plan account:

       -      the total optional cash investments received;

       - the total number of shares of common stock purchased, including fractional shares;

       -      the price paid per common share; and

       -      the total number of shares of common stock in your plan account.

       If your investment involved reinvested dividends, then your statement will also show, in addition to the items listed above:

       -      the total cash dividend received; and

       -      the amount of the dividend reinvested.

You should retain these statements to determine the tax cost basis of the shares of common stock in your plan account.

WITHDRAWAL

16.    HOW WOULD I WITHDRAW FROM PARTICIPATION IN THE PLAN?

       HOW TO WITHDRAW FROM THE PLAN. You may withdraw from the plan at any time. In order to withdraw from the plan, you must contact the agent to terminate your account. The agent must receive written notice at least three days prior to the record date for any dividend payment in order to terminate your account prior to the dividend payment date.

       ISSUANCE OF SHARE CERTIFICATES UPON WITHDRAWAL FROM PLAN. Upon termination of your plan account, the agent will issue to you share certificates for any whole shares of common stock in your account. However, we reserve the right, if you terminate participation in the plan, not to issue certificates for shares of common stock in your plan account unless you request them. The agent will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the common stock. After the agent terminates your account, we will pay to you all cash dividends on shares of common stock owned by you unless you rejoin the plan.

       SELLING SHARES UPON WITHDRAWAL FROM PLAN. As an alternative to receiving share certificates, upon termination of your plan account you may request by contacting the agent to sell all or a portion of the shares of common stock in your account. If you instruct the agent to sell only a portion of your shares of common stock, then the agent will issue to you certificates for the remaining shares of common stock. The agent will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any tax withholding.

       REJOINING THE PLAN AFTER WITHDRAWAL. After you withdraw from the plan, you may rejoin the plan at any time by filing a new authorization form with the agent and otherwise complying with the terms of the plan. However, the agent has the right to reject the authorization form if you repeatedly join and withdraw from the plan, or for any other reason. The agent's exercise of this right is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term stockholder investment service.

TAXES

17. WHAT ARE SOME OF THE FEDERAL INCOME TAX CONSEQUENCES OF MY PARTICIPATION IN THE PLAN?

       The following summary is based upon an interpretation of current federal tax law. You should consult your own tax advisors to determine particular tax consequences, including income tax and non-income tax (such as transfer tax) consequences, which vary from state to state, that may result from your participation in the plan and subsequent disposition of shares acquired pursuant to the plan. Income tax consequences to plan participants residing outside the United States will vary from jurisdiction to jurisdiction.

       DIVIDEND REINVESTMENTS. In the case of shares purchased by the agent from us with reinvested dividends, you will be treated for federal income tax purposes as having received a distribution, with respect to shares of common stock, equal to the fair market value on the investment date of the shares credited to your plan account. The amount of the distribution deemed to have been received may exceed the amount of the cash dividend that was reinvested, due to any discount we may offer in the future as described under Question 11.

       In the case of shares of common stock purchased by the agent in the open market, a stockholder will be treated for federal income tax purposes as having received a distribution equal to the price paid by the agent for the shares of common stock, including brokerage and related costs, which will exceed the amount of cash otherwise distributable to the stockholder due to our payment of brokerage and related costs and due to any discount we may offer as described under Question 11.

       Any cash distribution to a stockholder that is not invested through the plan simply will be treated as a cash distribution for federal income tax purposes.

       OPTIONAL CASH PAYMENTS. In the case of shares purchased by the agent from us pursuant to the optional cash payment feature of the plan, you will be treated for federal income tax purposes as having received a distribution, with respect to shares of common stock, equal to the fair market value on the investment date of the shares credited to your plan account less the amount you pay for the shares. The fair market value of the shares on the investment date may exceed the actual purchase price of the shares purchased if we offer a discount on those purchases.

       In the case of shares purchased by the agent in the open market pursuant to the optional cash payment feature of the plan, you will be treated for federal income tax purposes as having received a distribution equal to the price paid by the agent for the shares credited to your account, including brokerage and related costs, less the amount you pay for the shares.

       Any distribution described above will be treated for federal income tax purposes as a dividend to the extent we have current or accumulated earnings and profits. Distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed the adjusted basis of your shares. To the extent such distributions exceed the adjusted basis of your shares, they will be included in income as a capital gain if you have held the shares as a capital asset and the distributions will be either long or short term depending on whether your holding period for your shares is or is not more than one year.

       RECEIPT OF CERTIFICATES. You will not realize any taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the plan. You will realize gain or loss upon the sale or exchange of shares acquired under the plan. You will also realize gain or loss upon receipt, following termination of participation in the plan, of a cash payment for any fractional share interest credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share interest and the tax basis therefor.

       INCOME TAX WITHHOLDING PROVISIONS. If you fail to provide certain federal income tax certifications in the manner required by law, any cash dividends, including cash dividends that are reinvested, proceeds from the sale of fractional share interests and proceeds from the sale of shares held for your account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders, including most corporations, are exempt from the withholding requirements.

       If you are a foreign stockholder whose dividends are subject to federal income tax withholding at the 30% rate, or a lower treaty rate, the appropriate amount will be withheld and the balance in shares will be credited to your account.

       DISPOSITION. When you withdraw common stock from the plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you will be required to recognize gain or loss with respect to the fraction. You also will be required to recognize a gain or loss whenever your shares are sold, whether the shares are sold by the agent pursuant to your request or by you after the shares are withdrawn from the plan. Generally, the amount of the gain or loss that you will be required to recognize will be the difference between the amount that you receive for the shares and your tax basis in those shares.

       EXCEEDING THE OWNERSHIP LIMITATION SET FORTH IN OUR ARTICLES OF INCORPORATION. For us to qualify as a real estate investment trust for federal income tax purposes, no more than 50% in value of our outstanding shares may be actually and/or constructively owned by five or fewer individuals, as defined in the Internal Revenue Code to include entities, during the last half of a taxable year or during a proportionate part of a shorter taxable year, and our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because we expect to continue to qualify as a real estate investment trust, our articles of incorporation contain an ownership restriction, which is intended to help ensure compliance with these requirements, that no holder of our shares may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 9.8% percent, in value or number of shares, whichever is more restrictive, of our common stock or any series of our preferred stock.

       If a stockholder violates the foregoing ownership limitations or any other restrictions in our articles of incorporation, the shares held in violation will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the stockholder would not be entitled to dividends or the right to vote those shares. In the case of transfers of shares causing a violation of the foregoing ownership limitations or any other restriction in our articles of incorporation, the transfer may be treated as void ab initio and the purported transferee would not be entitled to dividends or the right to vote those shares.

       Under certain circumstances, our board of directors may grant to individual stockholders an exemption from the foregoing ownership limitations, provided that certain conditions are met and the board of directors is satisfied that the exemption would not jeopardize our status as a real estate investment trust.

OTHER PROVISIONS

18.    CAN I VOTE MY SHARES?

       We will send you proxy materials for any meeting of stockholders to permit you to vote all whole shares of common stock credited to your account. You may vote your shares of common stock either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of stockholders.

19.    WHAT ARE THE COSTS OF THE PLAN?

       In the event that we authorize the agent to purchase shares of common stock in the open market, we will pay any brokerage commission incurred by the agent, unless, in our sole discretion, we also offer a discount on the purchase price of the shares. If we offer a discount for purchases under the plan, you may, in our sole discretion, be required to pay your pro rata share of brokerage commissions or other fees or charges paid by the agent. In such an event, the average price per share of all shares of common stock to which a discount applies will include a pro rata portion of all brokerage commissions and related fees and charges.

       You will be responsible for any fees payable in connection with your sale of shares from the plan.

20.    WHAT ARE YOUR AND THE AGENT'S RESPONSIBILITIES?

       We, any of our agents and the agent, in administering the plan, are not liable for any act committed in good faith or for any good faith failure to act, including, without limitation, any claim of liability (1) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the agent's receipt of notice in writing of the death or incompetence,
(2) relating to the prices and times at which the agent buys or sells shares for your account, or (3) relating to any fluctuation in the market value of the common stock.

       We, any of our agents and the agent will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws. Since the agent has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the agent's actions or inactions in connection with the administration of the plan. None of our directors, officers or stockholders shall have any personal liability under the plan.

21.    CAN I PLEDGE MY SHARES UNDER THE PLAN?

       You may not pledge any shares of common stock credited to your plan account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the plan. See Question 13 to learn how to withdraw your shares under the plan.

22.    CAN I TRANSFER MY RIGHT TO PARTICIPATE IN THE PLAN TO ANOTHER PERSON?

       You may not transfer your right to participate in the plan to another person.

23.    CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?

       Although we expect to continue the plan indefinitely, we reserve the right to amend, modify, suspend or terminate the plan in any manner at any time. We will notify you in writing of any material amendments, modifications, suspensions or terminations of the plan, but not necessarily in advance. The offering, reduction or discontinuance of a discount in the purchase price of shares purchased under the plan, and/or a decision to purchase shares in the open market or directly from us, shall not constitute an amendment, modification, suspension or termination of the plan.

24.    WHAT HAPPENS IF WE TERMINATE THE PLAN?

       If we terminate the plan, you will receive a certificate for all whole shares of common stock held in your plan account and a check representing the value of any fractional shares based on the then current market price. We also will return to you any uninvested dividends or optional cash payments held in your account.

25.    ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?

       Your investment in common stock purchased under the plan is no different from any investment in common stock that you hold directly. Neither we nor the agent can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from changes in the market value of shares purchased under the plan.

26.    HOW WILL YOU INTERPRET AND REGULATE THE PLAN?

       We may interpret, regulate and take any other action in connection with the plan that we deem necessary in our sole discretion to carry out the plan. As a participant in the plan, you will be bound by any actions taken by us or the agent.

27.    WHAT LAW GOVERNS THE PLAN?

       The laws of the State of Maryland govern the plan.

28.    WHERE WILL NOTICES BE SENT?

       The agent will address all of its notices to you at your last known address. You should notify the agent promptly, in writing, of any change of address.

                                 USE OF PROCEEDS

       We will receive proceeds from the sale of common stock that the agent purchases directly from us. We will use the proceeds for general corporate purposes, including:

       - the acquisition of additional properties as suitable opportunities arise;

       - the renovation, expansion and improvement of our existing properties;

       -      the repayment of indebtedness; and

       -      working capital.

       We will not receive proceeds from the sale of shares that the agent purchases in the open market or in privately negotiated transactions. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the plan.

                              PLAN OF DISTRIBUTION

       Except to the extent the agent purchases common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the agent the shares of common stock acquired under the plan. The shares of common stock, including shares acquired pursuant to requests for waivers, may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. The common stock currently is listed on the New York Stock Exchange.

       Pursuant to the plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants in the plan that may be engaged in the securities business. In deciding whether to approve a request for waiver, we may consider relevant factors including, among other things, (1) whether, at the time of the request, the agent is acquiring shares for the plan directly from us or in the open market or in privately negotiated transactions with third parties, (2) our need for additional funds, (3) our desire to obtain the additional funds through the sale of common stock as compared to other sources of funds, (4) the purchase price likely to apply to any sale of shares of common stock, (5) the extent and nature of the requestor's prior participation in the plan, (6) the number of shares of common stock the requestor holds of record, and (7) the total amount of optional cash investments in excess of $20,000 per quarter for which requests for waiver have been submitted. We may sell common stock through the plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the plan. We will not enter into any agreement with any person regarding the person's purchase, resale or distribution of shares. Under some circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to requests for waivers.

       Subject to the availability of shares of common stock registered for issuance under the plan, there is no total maximum number of shares of common stock that can be issued pursuant to the reinvestment of dividends and optional cash investments. We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase shares of common stock under the plan, except in certain limited circumstances. You will have to pay any fees payable in connection with your voluntary sale of shares from your plan account and/or withdrawal from the plan.

                                  LEGAL MATTERS

       Ballard Spahr Andrews & Ingersoll LLP, which has acted as our counsel as to certain matters of Maryland law, has passed on the validity of the shares of common stock being offered under the plan.

                                     EXPERTS

       We have incorporated our consolidated financial statements in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants. The financial statements so incorporated were as of December 31, 1999 and 1998 and July 31, 1998 and for the year ended December 31, 1999, the five months ended December 31, 1998 and each of the two years in the period ended July 31, 1998. PricewaterhouseCoopers LLP gave the report on its authority as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

       We are a publicly traded company and, therefore, a great deal of information about us is available.

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information regarding issuers - such as us - that file electronically with the SEC. The address of that SEC Internet site is http://www.sec.gov.

       Also, if you have questions about us, you may visit our Internet site at http://www.newplanexcel.com.

                           INCORPORATION BY REFERENCE

       Our common stock is listed on the NYSE under the symbol "NXL". You may inspect any reports, proxy statements and other information we file with the NYSE at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

       The SEC allows us to "incorporate by reference" in this prospectus the information we file with them. This helps us disclose information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.

       a.     Our Annual Report on Form 10-K for the year ended December 31,
              1999.

       b.     Our Current Report on Form 8-K, filed with the SEC on March 9,
              2000.

       c. The following descriptions of our common stock and stock purchase rights:

              (1) the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 30, 1993, when our name was Excel Realty Trust, Inc.; file number 112244;

              (2) the description of the stock purchase rights contained in our Registration Statement on Form 8-A, filed with the SEC on May 22, 1998 when our name was Excel Realty Trust, Inc.; file number 112244; and

              (3) the description of our stock purchase rights contained in Amendment No. 1 to our Registration Statement on Form 8-A/A, filed with the SEC on May 5, 1999.

       d. All documents filed by us under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

       We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information at no cost to the requester. The name, address and telephone number to which the request for this information must be made is:

                      New Plan Excel Realty Trust, Inc.
                      Attention: Corporate Communications Department 1120 Avenue of the Americas
                      New York, New York  10036
                      (212) 869-3000

       As you read the above documents, you may find some differences in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

       You should rely only on information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with information that is different.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

       Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify our directors and officers, and to pay for reasonable expenses prior to the conclusion of a proceeding involving such persons.

       Generally speaking, Maryland law permits a corporation to indemnify a director or officer for liability and reasonable expenses incurred by the director or officer in connection with any proceeding to which the director or officer is made a party as a result of the director's or officer's service to the corporation, unless the act or omission of the director or officer was material to the matter giving rise to the proceeding, and either

              - the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, or

              - the director or officer received an improper personal benefit in money, property or services; or

              - in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

       Maryland law also provides that:

              - if the proceeding is by the corporation, or in the right of the corporation, then the director or officer is not entitled to indemnification if he is judged to be liable to the corporation;

              - a director or officer is not entitled to indemnification if, in a proceeding charging improper personal benefit to the director or officer, he is judged liable on the basis that he received such benefit; and

              - a conviction or plea of nolo contendere, or no contest, creates a presumption, which can be rebutted, that the director or officer did not meet the applicable standard of conduct.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.






================================================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
     INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY
     REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY
     THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST
     NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEW PLAN EXCEL REALTY
     TRUST, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
     SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK IN ANY
     JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY
     SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
     OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN
     IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN
     THIS PROSPECTUS OR IN THE AFFAIRS OF NEW PLAN EXCEL REALTY TRUST, INC.
     SINCE THE DATE HEREOF.


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SUMMARY OF THE PLAN.....................................2
INFORMATION ABOUT NEW PLAN EXCEL
      REALTY TRUST, INC.................................4
SPECIAL NOTE REGARDING FORWARD-
     LOOKING STATEMENTS.................................4
TERMS AND CONDITIONS OF THE PLAN........................4
   Purpose..............................................4
   Participation Options................................4
   Benefits and Disadvantages...........................5
   Administration.......................................6
   Participation........................................6
   Enrollment...........................................7
   Optional Cash Investments............................8
   Purchases............................................9
   Certificates........................................10
   Sale of Shares......................................11
   Reports.............................................11
   Withdrawal..........................................12
   Taxes...............................................12
   Other Provisions....................................14
USE OF PROCEEDS........................................16
PLAN OF DISTRIBUTION...................................16
LEGAL MATTERS..........................................16
EXPERTS................................................16
WHERE YOU CAN FIND MORE
      INFORMATION......................................17
INCORPORATION BY REFERENCE.............................17
INDEMNIFICATION OF OFFICERS AND
      DIRECTORS........................................18



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                                10,000,000 SHARES





                        NEW PLAN EXCEL REALTY TRUST, INC.



                                     SHARES
                                       OF
                                  COMMON STOCK


                                 Offered solely
                             in connection with our



                              DIVIDEND REINVESTMENT
                                       AND
                               SHARE PURCHASE PLAN

                           --------------------------

                                   PROSPECTUS

                           ---------------------------





                                 APRIL 18, 2000



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